UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2019 (August 12, 2019)

Medley Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00818	27-4576073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 6th Floor East, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 759-0777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MCC	The New York Stock Exchange
6.500% Notes due 2021	MCX	The New York Stock Exchange
6.125% Notes due 2023	MCV	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2018, Medley Capital Corporation (the “Company”) entered into a deed of trust (including the schedules thereto, the “Deed”), between the Company and Mishmeret Trust Company, Ltd. as trustee (the “Trustee”), in connection with a public offering in Israel of $121.1 million of its Series A Notes (the “Notes”), which are listed on the Tel Aviv Stock Exchange. On August 12, 2019, the Company and its wholly owned subsidiaries, Medley Small Business Fund, LP (formerly known as Medley SBIC, LP) (“Medley Small Business Fund”) and Medley SLF Funding I LLC (“Medley SLF”), on the one hand, and the Trustee, on the other hand, entered into an amendment to the Deed (the “Amendment”). The Amendment amends the Deed by, among other things:

●	Modifying Section 2.2 of the Deed to provide for full repayment of the Notes in eight (8) equal installments, each comprising twelve and one-half percent (12.5%) of the principal amount of the Notes, beginning on August 12, 2019 (the “Effective Date”) and ending on January 31, 2021, rather than four (4) equal annual installments, each comprising twenty five percent (25%) of the principal amount of the Notes, that were payable on February 27 of each of the years 2021-2024 (inclusive);

●	Changing the interest payment dates for the Notes from semi-annual to quarterly except for the initial interest payment, which was paid on the Effective Date, and the final interest payment, which will be paid on January 31, 2021;

●	Decreasing the annual interest rate on the Notes by 0.25% per annum on the Effective Date and further decreasing the annual interest rate on the Notes by 0.50% per annum if the mergers of the Company and Sierra Income Corporation and of a wholly owned subsidiary of Sierra Income Corporation and Medley Management Inc. (the “Mergers”) close, which further decrease will be effective upon the closing of the Mergers;

●	Decreasing the minimum Total Net Asset covenant in Section 6.1.1 of the Deed from $275 million to $215 million;

●	Modifying the acceleration event in Section 10.1.25 of the Deed to provide that it will occur if the credit rating on the Notes drops below (a) il/B of Maalot before November 30, 2019, (b) il/BB- of Maalot during the period between December 1, 2019 and April 1, 2020, and (c) il/BBB- of Maalot on or after April 1, 2020;

●	Waiving the make-whole and market value payment requirements of Section 9.1.7 of the Deed for all early redemption payments on the Notes within eighteen (18) months following the Effective Date;

●	Requiring each of Medley Small Business Fund and Medley SLF to guarantee all of the Company’s obligations under the Deed (including the Amendment) and the Notes and to grant security interests on all of their assets (the “Collateral”) to secure such guaranties and providing for the termination of the Medley SLF guaranty and release of the security interests in Medley SLF’s assets upon the closing of the Mergers, subject to certain limitations;

●	Requiring that the Company use principal collections from the Collateral to make early redemption payments on the Notes, which payments will be applied in inverse order of the maturity of the required principal installment payments on the Notes;

●	Providing for a waiver by the Trustee and the Noteholders of any right to accelerate the full balance of the amount due to the Noteholders based on any claims, allegations, actions, and/or rights that were raised, and/or resulting or deriving from certain claims or allegations as set forth in Section 19.1 of the Amendment;

●	Providing for a waiver by the Trustee and the Noteholders of certain claims, demands, rights, and/or actions against and/or relating to the Company, its subsidiaries and/or affiliates and their respective employees (including their respective directors, officers, members of the Company’s board of directors, employees, stockholders, stakeholders and advisors); and

●	Adding other definitions, representations and covenants to the Deed and making related conforming changes to the Deed.

Pursuant to the Amendment, no prepayment penalties are due or payable in connection with the payment of principal made by the Company on the Effective Date.

The foregoing descriptions of or references to the Amendment and other agreements and instruments described therein are not complete and are qualified in their entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Items 1.01 is incorporated herein by reference to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment to Deed of Trust, dated August 12, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDLEY CAPITAL CORPORATION

By:	/s/ Richard T. Allorto, Jr.
Name:	Richard T. Allorto
Title:	Chief Financial Officer and Secretary

Date: August 16, 2019